Exhibit 99.1

HOPE Therapeutics, Inc. and NRx Pharmaceuticals, Inc. (NASDAQ:NRXP) Announce Inclusion of Cohen & Associates, LLC of Sarasota, FL into the HOPE Network and Appointment of Dr. Rebecca Cohen as HOPE Medical Director

●	Cohen and Associates has more than a decade of leadership in interventional psychiatry and Transcranial Magnetic Stimulation (TMS)

●	Dr. Rebecca Cohen has joined HOPE as Medical Director

●	Immediate expansion is planned in Western Florida and Palm Beach

●	Acquisition expected to be accretive to HOPE Therapeutics revenue and EBITDA

MIAMI, FL., October 20, 2025 -- HOPE Therapeutics™, Inc. ("HOPE"), an interventional psychiatry network owned by NRx Pharmaceuticals, Inc. (NASDAQ: NRXP), today announced the acquisition of a strategic interest in Cohen and Associates, LLC (“Cohen, LLC”) and its incorporation into the HOPE Network. Additionally, Rebecca Cohen, MD has joined HOPE as Medical Director, overseeing medical standards of care throughout HOPE’s Florida locations.

Cohen, LLC is one of the premier interventional Psychiatry clinics in the region. The clinic offers a full range of treatments for suicidal depression, PTSD and other CNS disorders, including ketamine, Transcranial Magnetic Stimulation (“TMS”), and medication management.

Dr. Cohen is an Interventional Psychiatrist and Psychopharmacologist specializing in the treatment of mood and anxiety disorders as well as a nationally recognized expert in TMS. She founded her practice in 2014 as one of the first dedicated interventional psychiatry practices in the United States. Her academic background spans Tufts University, Boston University, where she was recipient of the psychiatry department’s Malamud Award for Excellence, and Georgetown University. Dr Cohen has been honored as a Fellow of both the American Psychiatric Association and the International Clinical TMS Society.

“We are excited to launch HOPE Therapeutics in Florida with Dr. Cohen’s passionate medical leadership. Her background and training perfectly complement the anesthesia and pain management expertise brought by Stephen Durand, RN, founder of Dura Medical, now a key component of HOPE. Rebecca dedicated her practice to TMS and other neuroplastic therapies when the field was in its infancy and has continued to advance the science of interventional psychiatry. Her extraordinary compassion for patients fits perfectly with our culture of bringing HOPE to life,” said Jonathan Javitt, MD MPH and Matthew Duffy, Co-CEOs of HOPE Therapeutics.

“I am thrilled to be assuming a leadership role in HOPE Therapeutics at a moment when TMS is demonstrating dramatic results for patients with potential to heal depression in weeks, rather than months. Together with HOPE’s leadership, we aim to remain on the cutting edge of life transforming therapy for depression and PTSD and to rapidly expand to change the lives of the 13 million Americans who tragically contemplate suicide each year,” said Dr. Cohen.

About NRx Pharmaceuticals, Inc.

NRx Pharmaceuticals, Inc. (www.nrxpharma.com), is a clinical-stage biopharmaceutical company developing therapeutics based on its NMDA platform for the treatment of central nervous system disorders, specifically suicidal depression, chronic pain, and PTSD. The Company is developing NRX-100 (preservative-free intravenous ketamine) and NRX-101, (oral D-cycloserine/lurasidone). NRX-100 has been awarded Fast Track Designation for the treatment of Suicidal ideation in Depression, including Bipolar Depression. NRX-101 has been awarded Breakthrough Therapy Designation for the treatment of suicidal bipolar depression. NRx has recently re-filed an Abbreviated New Drug Application (ANDA), and initiated a New Drug Application filing for NRX-100 with an application for the Commissioner’s National Priority Voucher Program for the treatment of suicidal ideation in patients with depression, including bipolar depression.

About HOPE Therapeutics, Inc.

HOPE Therapeutics, Inc. (www.hopetherapeutics.com), a subsidiary of NRx Pharmaceuticals, is a Healthcare delivery company that is building a best-in-class network of interventional psychiatry clinics to offer ketamine, transcranial magnetics stimulation (TMS), Hyperbaric Oxygen Therapy, and other lifesaving therapies to patients with suicidal depression and related disorders, together with a digital therapeutic-enabled platform designed to augment and preserve the clinical benefit of NMDA-targeted drug therapy.

Notice Regarding Forward-Looking Statements

The information contained herein includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as "may," "will," "should," "would," "expect," "plan," "believe," "intend," "look forward," and other similar expressions among others. These statements relate to future events or to the Company's future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. The Company has reported regulatory milestones as they have been achieved but has not predicted the outcome of any future regulatory determination. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company's control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects the Company's current views with respect to future events and is subject to these and other risks, including uncertainties and assumptions relating to the Company's operations, results of operations, growth strategy, and, among other things, liquidity. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Investors and security holders are urged to read these documents free of charge on the SEC's website at http://www.sec.gov. Except as may be required by applicable law, the Company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, whether as a result of new information, future events or otherwise.

For further information:

Matthew Duffy Chief Business Officer, NRx Pharmaceuticals mduffy@nrxpharma.com	Brian Korb Managing Partner, astr Partners (917) 653-5122 brian.korb@astrpartners.com